Exhibit 99.1
Applied Digital Reports 2007 Second Quarter Financial Results
DELRAY BEACH, FL —August 9, 2007 — Applied Digital Solutions, Inc. (the “Company” or “Applied Digital”) (NASDAQ: ADSX), a leading provider of identification and security technology, today reported financial results for its second quarter ended June 30, 2007. The Company’s consolidated financial results include the financial position, operating results and cash flows of its majority-owned subsidiaries, VeriChip Corporation (“VeriChip”) (NASDAQ: CHIP), Digital Angel Corporation (“Digital Angel”) (AMEX: DOC), and InfoTech USA, Inc. (“InfoTech”) (OTC: IFTH).
The Company’s revenue for the second quarter of 2007 increased to $35.3 million, compared with $31.4 million for the first quarter of 2007. Net loss also improved in the second quarter, dropping to $2.7 million, or $0.04 loss per share, compared to $5.1 million, or $0.08 loss per share, in the first quarter of 2007.
Digital Angel’s revenue increased to $19.5 million for the 2007 second quarter, compared to $16.0 million for the 2007 first quarter, reflecting an increase in GPS and radio communications revenue. VeriChip’s revenue increased to $8.2 million for the 2007 second quarter, compared to $7.4 million for the 2007 first quarter reflecting an increase in sales of VeriChip’s infant protection systems. As of June 30, 2007, the Company had cash and equivalents of $15.5 million compared to $7.3 million as of December 31, 2006.
On a six month basis, revenue also increased: for the six months ended June 30, 2007, the Company’s revenue was $63.0 million, compared to $53.7 million in the six months ended June 30, 2006. The loss from continuing operations was $7.2 million, or $0.11 loss per share, compared to a loss from continuing operations of $5.2 million, or $0.08 loss per share, in the six months ended June 30, 2006.
Digital Angel’s revenue increased to $34.8 million for the six months ended June 30, 2007, compared to $27.7 million for the six months ended June 30, 2006, primarily reflecting an increase in GPS and radio communications revenue. VeriChip’s revenue increased to $15.6 million for the six months ended June 30, 2007, compared to $13.5 million for the six months ended June 30, 2006, reflecting an increase in sales of VeriChip’s infant protection systems.
Applied Digital’s Chief Executive Officer Michael Krawitz commented, “While not satisfied with any loss, it reflects meaningful progress that this quarter was materially better than last, and last quarter was materially better than the fourth quarter. I believe this progress comes from changes and hard work at all our divisions, and a focus on fundamentals that will serve us well in the future. We have tremendously valuable people, technologies, investments and opportunities. In my view, those sources of value will be recognized by the market only by continuing our improvements to revenue and bottom line.”
The highlights for the 2007 second quarter included:
•	Digital Angel completed its acquisition of certain assets and customer contracts of McMurdo Ltd., the U.K.’s premier manufacturer of emergency location beacons, from Chemring Group Plc. This broadens Digital Angel’s rescue beacon business to include commercial and pleasure craft.
•	Digital Angel was awarded a $1.7 million order by the Royal Air Force of Oman to provide SARBE G2R Combat Recovery Radios to Omani Jet Fighter Pilots.
•	Digital Angel entered into a distribution agreement with Milburn Equine, the leading equine veterinary distributor in the United States, for its identification and Bio-Thermo temperature-sensing microchips.

•	Digital Angel signed a contract to supply search and rescue beacon equipment to the Dubai Air Wing, and sold and delivered search and rescue beacons to the UK Ministry of Defence Strike Command.
•	Digital Angel received an order to supply the Department of Veterinary Services in Serbia with 200,000 pet identification microchips.
•	VeriChip sold its 1,300th infant protection system and continues to be the leading provider of infant protection systems in North America
•	VeriChip added 78 new hospitals to its VeriMed Patient Identification System network at the Emergency Department Practice Management Association’s conference in May.
•	25 Alzheimer’s patients and caregivers received the VeriMed RFID implantable microchip at the Alzheimer’s Educational Conference in June.
•	The number of hospitals enrolled in the VeriMed network increased by 24.3% from 515 at the end of the 2007 first quarter to 640 at the end of the 2007 second quarter. The number of protocol-adopted hospitals increased by 45% from 109 at the end of the 2007 first quarter to 158 at the end of the 2007 second quarter.
Conference Call
Applied Digital and Digital Angel will host a joint conference call today for investors, analysts, business and trade media, and other interested parties at 8:30 a.m. EDT. Interested participants should call (866) 323-2725 within the United States or (706) 643-1836 internationally. Please use passcode 11949742. Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through Applied Digital’s Web site at www.adsx.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from August 9 at approximately 10:00 a.m. EDT to September 9 at 11.59 p.m. EDT. For the replay, dial (800) 642-1687 (USA) or (706) 645-9291 (international), using access code 11949742. Alternatively, a replay can be accessed through the Investor Relations section under “Audio Archives” on the Company’s Web site at www.adsx.com.
About Applied Digital — “The Power of Identification Technology”
Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of majority positions in Digital Angel Corporation (AMEX: DOC) and VeriChip Corporation (NASDAQ: CHIP).
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations for strong revenue growth of our RFID and other businesses, success of the Company’s marketing and sales initiative, benefits of the merger, and expected growth in sales, earnings and improvement in gross margins. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumption. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to successfully integrate the businesses of acquired companies; our ability to maintain compliance with the covenants of our credit facilities; our expectation regarding future profitability and liquidity; competitive and economic influences; market acceptance of the VeriMed system; our ability to provide uninterrupted, secure access to the VeriMed database; the relative maturity in the U.S. and limited size of the markets for our infant protection and wander prevention systems and vibration monitoring instruments; the degree of success we have in leveraging our brand reputation, reseller network and end-use customer base for our infant protection and wander prevention systems to gain inroads in the emerging market for asset/staff location and identification systems; the rate and extent of the U.S. healthcare industry’s adoption of RFID asset/staff location and identification systems; our ability to complete our efforts to integrate our infant protection, wander prevention and asset/staff location and identification systems on one technology platform; our ability to become a major player in the food source traceability and safety arena; our ability to successfully develop survival and emergency radios for the military and commercial uses; our reliance on third-party dealers and distributors to successfully market and sell our products; our ability to defend against costly product liability claims and claims that our products infringe the intellectual property rights of others; our ability to comply with current and future regulations relating to our businesses; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; our inability to complete the merger due to the failure to obtain the requisite stockholder approval or the failure to satisfy other conditions to the merge; and our ability to maintain proper and effective internal accounting and financial controls. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s Form 10-K/A under the caption “Risk Factors” filed with the Securities and Exchange Commission on April 6, 2007, and subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.
Contact:
Applied Digital
Allison Tomek
Phone: (561) 805-8000
atomek@adsx.com
TABLES FOLLOW

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS DATA
(In thousands, except par value)
Assets

	June 30,	December 31,
	2007	2006
Current Assets	(unaudited)
Cash and cash equivalents	$15,515	$7,271
Restricted cash	127	81
Accounts receivable and unbilled receivables, net	20,996	18,408
Inventories	16,513	13,663
Deferred taxes	376	697
Other current assets	3,870	3,827
Current assets from discontinued operations	5,886	6,213

Total Current Assets	63,283	50,160

Property and Equipment, net	12,620	11,751

Goodwill, net	84,417	82,385

Intangibles, net	19,238	20,200

Deferred Offering Costs	—	5,079

Other Assets, net	1,265	1,104

Other Assets from Discontinued Operations	1,170	672

Total Assets	$181,993	$171,351

Liabilities and Stockholders’ Equity

Current Liabilities
Notes payable and current maturities of long-term debt	$13,439	$7,262
Accounts payable	20,184	17,424
Accrued expenses	12,492	17,330
Deferred revenue	2,072	2,418
Current liabilities of discontinued operations	9,465	10,517

Total Current Liabilities	57,652	54,951

Long-Term Debt and Notes Payable	12,708	14,211
Deferred Taxes	5,092	5,803
Other Liabilities	1,420	1,199
Deferred Revenue	1,660	1,189
Other Liabilities from discontinued operations	2,585	1,060

Total Liabilities	81,117	78,413

Commitments and Contingencies

Minority Interest	56,859	47,984
Minority Interest, Discontinued Operations	904	1,090

Total Minority Interest	57,763	49,074

Stockholders’ Equity	43,113	43,864

	$181,993	$171,351

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)
(unaudited)

	For The Three-Months		For The Six-Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Total revenue	35,330	25,766	62,995	53,687

Total cost of products and services sold	19,386	14,588	35,320	29,459

Gross profit	15,944	11,178	27,675	24,228

Selling, general and administrative expense	15,994	12,853	32,016	25,921
Research and development	2,631	1,756	5,351	3,532

Total operating costs and expenses	18,625	14,609	37,367	29,453

Operating loss before other items	(2,681)	(3,431)	(9,692)	(5,225)

Interest and other income	1,047	180	2,015	400
Interest expense	(1,252)	(646)	(2,167)	(1,258)

Total other (expense) income	(205)	(466)	(152)	(858)

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	(2,886)	(3,897)	(9,844)	(6,083)

(Provision) benefit for income taxes	(310)	16	(460)	(5)

Loss from continuing operations before minority interest and gain (loss) attributable to capital transactions of subsidiaries	(3,196)	(3,881)	(10,304)	(6,088)

Minority interest	2,378	681	4,207	728

Net (loss) gain on capital transactions of subsidiaries	(604)	36	4,750	322

(Loss) gain attributable to changes in minority interest as a result of capital transactions of subsidiaries	(1,040)	342	(5,860)	(183)

Loss from continuing operations	(2,462)	(2,822)	(7,207)	(5,221)

Loss from discontinued operations	(260)	(431)	(664)	(987)

Net loss	$(2,722)	$(3,253)	$(7,871)	$(6,208)

Loss per common share — basic and diluted
Loss from continuing operations	$(0.04)	$(0.04)	$(0.11)	$(0.08)
Loss from discontinued operations	(0.00)	(0.01)	(0.01)	(0.01)

Net loss per common share — basic and diluted	$(0.04)	$(0.05)	$(0.12)	$(0.09)

Weighted average number of common shares outstanding — basic and diluted	67,567	67,395	67,353	67,197

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